                                                  Exhibit 10(i)(2)

                            American Electric Power System
                           Performance Share Incentive Plan
                   as Amended and Restated through January 1, 1995


                        Article 1.  Establishment and Purpose

          1.1   Establishment of the Plan.

          The Company hereby establishes an incentive compensation plan to be known as the "American Electric Power System Performance Share Incentive Plan" (the "Plan"), as set forth in this document.

          1.2   Purposes.

          The Purposes of the Plan are to provide competitive, longer-term, performance driven, incentive compensation opportunities to Participants, which are directly related to and dependent upon the competitiveness of the longer-term returns realized by the Company's shareholders; and to facilitate ownership of Restricted Stock Units by Participants so as to equate further their long-term financial interests with those of the shareholders.


                     Article 2.  Effective Date and Term of Plan

          The Plan was approved by the Company's shareholders and the Securities and Exchange Commission effective January 1, 1994. While the Board may suspend or terminate the Plan at any time, no such suspension or termination shall adversely affect any outstanding Performance Share Units without the Participant's written consent as specified in Section 12.2. No Performance Share Units shall be granted for Performance Periods commencing after December 31, 2003.


                               Article 3.  Definitions

          Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

                (a)   "Award Certificate" means a certificate setting forth
                      the terms and provisions applicable to each grant of Performance Share Units, which shall include, but shall not  be limited  to, the number  of Performance
                      Share   Units  granted   to   the  Participant,   the
                      Performance Measure, the levels of  Performance Share
                      Unit payment opportunities based on the Performance Measure, the method of determining earned Performance
                      Share Units pursuant to Section 8.1 and the length of the Performance Period.

                (b)   "Board" means the Board of Directors of the Company.

                (c) "Committee" shall mean the Human Resources Committee of the Board.

                (d) "Common Stock" shall mean the common stock of the Company.

                (e) "Company" means American Electric Power Company, Inc., a New York corporation, and any successor thereto.

                (f) "Director" means an individual who is a member of the Board.

                (g) "Disability" shall have the definition set forth in the American Electric Power System Retirement Plan.

                (h) "Equivalent Stock Ownership Target" means a stock ownership target for each Participant established by the Board which is a combination of Common Stock and Common Stock equivalents held by a Participant.

                (i) "Fair Market Value" means the closing sale price of the Common Stock, as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions on the date in question or, if the Common Stock shall not have been traded on such date or if the New York Stock Exchange is closed on such date, then the first day prior thereto on which the Common Stock was so traded.

                (j) "Participant" means any full-time, nonunion employee of any Subsidiary, who has been selected to participate in the Plan for a stipulated Performance Period by the Committee.

                (k) "Performance Measure" means, for a period of at least three years, the financial objective to be applied to the Performance Period in which Performance Share Units held by a Participant for a Performance Period are earned, based on the relative ranking of the Com-pany's TSR compared to the TSR's of the companies comprising the S&P Electric Utility Index.

                (l) "Performance Period" means the period established by the Committee, during which the number of Performance Share Units earned by Participants shall be determined.

                (m) "Performance Share Unit" means a measure of participation, expressed as a share of Common Stock, received as a grant under Section 7.1 or as a dividend under Section 7.2.

                (n) "Restricted Stock Unit" means a measure of value, expressed as a share of Common Stock, allocated to a Participant under Section 8.1. No certificates shall be issued with respect to such Restricted Stock Units, but the Company shall maintain a bookkeeping account in the name of the Participant to which the Restricted Stock Units shall relate.

                (o) "Retirement" means termination of employment with any Subsidiary other than for cause after attaining age 55 and at least five (5) years of service.

                (p) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor provision at the time in effect).

                (q) "Section 162(m)" means Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable interpretive authority thereunder.

                (r) "Subsidiary" shall mean any corporation in which the Company owns directly or indirectly through its Subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns at least fifty percent (50%) of the combined equity thereof.

                (s) "Transition Performance Period" means the one (1) and two (2) year Performance Periods that may be made available on a one-time basis to Participants receiving Performance Share Units at the commencement of the Plan and Participants receiving their first grant of Performance Share Units for a Performance Period at any time during the term of the Plan.

                (t) "TSR" means total shareholder return and is the compound product of the annual TSR amounts obtained by dividing: (1) the sum of: (i) the annual amount of dividends for each year of the Performance Period, assuming dividend reinvestment, and (ii) the difference between the share price at the end and the beginning of each year of the Performance Period; by
                      (2) the share price at the beginning of each year of the Performance Period.


                              Article 4.  Administration

          4.1   The Committee.

          The Plan shall be administered by the Committee consisting of not less than three (3) Directors. Each member of the Committee shall at all times while serving be a "disinterested person" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m).

          4.2  Authority of the Committee.

          Subject to the provisions herein and to the approval of the Board, the Committee shall have full power for the following:

                (a) Selecting Participants to whom Performance Share Units are granted.

                (b) Determining the size and frequency of grants (which need not be the same for each Participant), except as limited by Article 5.

                (c)   Construing   and  interpreting   the  Plan   and  any
                      agreement or instrument entered into under the Plan.

                (d) Establishing, amending, rescinding or waiving rules and regulations for the Plan's administration.

                (e) Amending, modifying, and/or terminating the Plan, subject to the provisions of Article 12 herein.

          Further, the Committee shall have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan, to the extent consistent with the provisions of the Plan, and subject to the approval of the Board.

          As permitted by law, the Committee may delegate its authority as identified hereunder; provided, however, that the Committee may not delegate certain of its responsibilities hereunder if such delegation may jeopardize compliance with the "disinterested administration" requirement of Rule 16b-3 and the "outside directors" provision of Section 162(m).

          4.3  Decisions Binding.

          All determinations and decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Participants and their estates, and beneficiaries.


                      Article 5.  Maximum Awards and Adjustments

          5.1   Maximum Amount Available for Awards.

          The maximum number of Performance Share Units which may be earned during the term of the Plan on an aggregate basis is 1,000,000 and, for one Performance Period, the maximum number of Performance Share Units which may be earned by a Participant is 25,000.

          Not more than 1,000,000 shares of Common Stock will be available for delivery upon payment for Performance Share Units earned under the Plan. The shares to be delivered under the Plan will be made available from shares reacquired by the Company.

          The limitations in this Section 5.1 on the maximum amount of Performance Share Units and shares of Common Stock available under the Plan are subject to adjustment as provided in Section 5.2.

          5.2   Adjustments.

          If the Committee determines that the occurrence of any merger, reclassification, consolidation, recapitalization, stock dividend or stock split requires an adjustment in order to preserve the benefits intended under the Plan, then the Committee may, in its discretion, make equitable proportionate adjustments in the maximum number of Performance Share Units which may be earned on an aggregate basis or by a Participant, the maximum number of shares of Common Stock which may be delivered, as specified in
          Section 5.1, and the number of Restricted Stock Units held by a Participant.


                      Article 6.  Eligibility and Participation

          6.1   Eligibility.

          Eligibility for participation in the Plan shall be limited to senior officers of the Company and/or its Subsidiaries who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company.

          6.2   Actual Participation.

          Participation in the Plan shall begin on the first day of each Performance Period. At the beginning of each Performance Period, the Committee will identify which, if any, Participants shall receive a grant of Performance Share Units for that Performance Period. As soon as practicable following selection, a Participant shall receive an Award Certificate.

                    Article 7.  Grants of Performance Share Units

          7.1   Grant Timing, Frequency and Number.

          Performance Share Units may be granted to Participants as of the first day of each Performance Period on an annual basis. It is intended that Performance Periods will overlap. However, grants do not necessarily have to be on an annual basis. The number of Performance Share Units to be granted to each Participant shall be determined by the Committee in its sole discretion.

          7.2   Dividends.

          During the Performance Period, Participants will be credited with dividends, equivalent in value to those declared and paid on shares of the Common Stock, on all Performance Share Units granted to them. These dividends will be regarded as having been reinvested in Performance Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock, thereby increasing the number of Performance Share Units held by a Participant.

          Participants will be credited with dividend equivalents, equal in value to those declared and paid on shares of Common Stock, on all Restricted Stock Units allocated to the Participants. Dividend equivalents on Restricted Stock Units required to be held pursuant to Section 8.2 or deferred pursuant to Section 8.4 will be regarded as having been reinvested in Restricted Stock Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock, thereby increasing the number of Restricted Stock Units held by a Participant. However, once a Participant attains the desired Equivalent Stock Ownership Target, dividend equivalents on Restricted Stock Units held pursuant to Section 8.2 shall be paid to the Participant in cash on the same date Common Stock dividends are paid.

          7.3   Performance Periods.

          Subject to the next sentence, the Committee shall establish Performance Periods in its discretion. Performance Periods shall, in all cases, be at least three (3) years in length, except for the Transition Performance Periods.

          The first Performance Periods shall be the one (1) and two (2) year Transition Performance Periods ending December 31, 1994 and December 31, 1995, respectively, and the three-year period beginning January 1, 1994 and ending December 31, 1996. Performance Share Units granted as part of the initial grant of Performance Share Units for such Performance Periods shall be deemed to be granted as of the first day of such Performance Periods.


                        Article 8.  Determination and Payment

          8.1   Determination.

          The number of Performance Share Units earned by a Participant for a Performance Period shall be determined by multiplying the number of Performance Share Units held by the Participant at the end of the Performance Period by a factor based upon the Performance Measure. No Performance Share Units shall be earned by any Participant if, at the end of the Performance Period, shareholders do not realize a positive TSR under the Performance Measure. In any event, the Committee may, at its discretion, reduce the number of Performance Share Units earned by any Participant for a Performance Period.

          Earned Performance Share Units shall be converted to Restricted Stock Units if the Participant has not met the Equivalent Stock Ownership Target. A Participant shall receive one Restricted Stock Unit for each earned Performance Share Unit. Once a Participant has attained the Equivalent Stock Ownership Target, earned Performance Share Units shall be paid to the Participant at the end of the Performance Period as provided in Section 8.3 or may be deferred by the Participant as provided in Section 8.4.

          8.2   Holding of Restricted Stock Units.

          Restricted Stock Units required to meet the Equivalent Stock Ownership Target will be held until the Participant terminates employment at which time the Participant shall receive payment for the Restricted Stock Units.

          8.3 Payment of Restricted Stock Units and Earned Performance Share Units.

          The payment of Restricted Stock Units that were required to be held pursuant to Section 8.2 shall be made in cash or shares of Common Stock, or a combination of both, as then elected by the Participant and as approved by the Committee. Any cash payments of Restricted Stock Units shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days prior to the date the Participant terminates employment. Payment in Common Stock shall be at the rate of one share of Common Stock for each Restricted Stock Unit.

          The payment of earned Performance Share Units not required to be converted to Restricted Stock Units pursuant to Section 8.1 shall be made in cash or shares of Common Stock, or a combination of both, as then elected by the Participant and as approved by the Committee. Any cash payment of earned Performance Share Units shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days of the Performance Period for which the Performance Share Units were earned. Payment in Common Stock shall be at the rate of one share of Common Stock for each earned Performance Share Unit.

          8.4   Deferrals.

          Once the Participant attains the Equivalent Stock Ownership Target, the Participant may make annual elections to defer the payment of subsequent earned Performance Share Units for at least one year but in no event any later than the Participant's termination of employment. The deferral election must be made at least one year prior to the end of the Performance Period for which the Participant has received an allocation with regard to a Performance Period and each earned Performance Share Unit shall be converted into a Restricted Stock Unit. Payment of the elective deferrals will be made at the end of the deferral period in cash or shares of Common Stock, or a combination of both as then elected by the Participant and as approved by the Committee. Cash payments of Restricted Stock Units shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days of the deferral period. Payment in Common Stock shall be at the rate of one share of Common Stock for each Restricted Stock Unit.

          8.5   Performance Share Units Granted in 1994.

          Performance Share Units granted in 1994 for the two Transition Performance Periods ending December 31, 1994 and December 31, 1995 and for the Performance Period ending December 31, 1996 shall be paid 50% in cash and 50% in Common Stock unless the Participant consents to have the Performance Share Units earned for the Transition Performance Period ending December 31, 1995 and the Performance Share Units earned for the Performance Period ending December 31, 1996 paid in accordance with the provisions of Sections 8.1 through 8.4. The payment in cash and Common Stock shall be as provided in the second paragraph of Section 8.3.

          8.6   Limitations on Sales of Common Stock.

          A Participant shall not be permitted to sell the shares of Common Stock distributed to such Participant pursuant to Section 8.5 which are required to meet the Equivalent Stock Ownership Target until the Participant terminates employment with the Subsidiaries.

          In order to enforce the limitations imposed upon the shares of Common Stock distributed pursuant to Section 8.5, the Committee may (i) direct the delivery of stock certificates to Participants to be withheld until the shares of Common Stock covered by such certificates may be sold by the Participant, (ii) cause a legend or legends to be placed on any such certificates, and/or (iii) issue "stop transfer" instructions as it deems necessary or appropriate.

          Holders of shares of Common  Stock limited as to sale  under this
          Section 8.6 shall have rights as a shareholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares and to vote such shares as the record owner thereof.


                        Article 9.  Termination of Employment

          9.1   Termination  of  Employment   Due  to  Death,   Disability,
                Retirement or Involuntary Termination Other Than for Cause.

          In the event of a Participant's termination of employment with the Subsidiaries, prior to the end of a Performance Period but after the first six months of such Performance Period, by reason of the Participant's death, Disability, Retirement or involuntary termination other than for cause, the Participant will be eligible to earn prorated Performance Share Units for each such Performance Period which has not yet ended, determined pursuant to Section 8.1 for such period and the number of days of participation during such Performance Period. In the case of the Transition Performance Periods, the Performance Share Units earned would not be subject to proration if the employment period and termination conditions specified in this Section 9.1 were met.

          9.2 Termination for Reasons Other Than Death, Disability, Retirement or Involuntary Termination Other Than for Cause.

          In the event a Participant's employment is terminated for reasons other than death, Disability, Retirement or involuntary termination other than for cause, all rights to any unearned Performance Share Units under the Plan shall be forfeited.


                         Article 10.  Beneficiary Designation

          10.1  Designation of Beneficiary.

          Each Participant shall be entitled to designate a beneficiary or beneficiaries who, following the Participant's death, will be entitled to receive any amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Company by the Participant. The Participant may change his or her designation of beneficiary on such form as prescribed by the Committee. The payment of any amounts owing to a Participant pursuant to such Participant's outstanding Performance Share Units or Restricted Stock Units held under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant's death.

          10.2  Death of Beneficiary.

          In the event that all of the beneficiaries named by a Participant pursuant to Section 10.1 herein predecease the Participant, any amounts that would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.


                         Article 11.  Rights of Participants

          11.1  Employment.

          Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or Subsidiary.

          11.2  Participation.

          No Participant shall at any time have a right to be selected for participation in the Plan for any Performance Period, despite having been selected for participation in a previous Performance Period.

          11.3  Nontransferability.

          No Performance Share Units held by a Participant or Restricted Stock Units held pursuant to Sections 8.2 or 8.4 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

          11.4  Rights to Common Stock.

          Performance Share Units or Restricted Stock Units do not give a Participant any rights whatsoever with respect to shares of Common Stock until such time and to such extent that payment of earned Performance Share Units or Restricted Stock Units is made in shares of Common Stock as requested by the Participant.


                 Article 12.  Amendment, Modification and Termination

          12.1  Amendment, Modification and Termination.

          The Committee may amend or modify the Plan at any time, with the approval of the Board. However, without the approval of the shareholders of the Company, no such amendment or modification may:

                (a) Materially modify the eligibility requirements of the Plan.

                (b)   Materially   increase   the   benefits  accruing   to
                      Participants under the Plan.

                (c) Materially increase the number of Performance Share Units which may be earned on an aggregate basis or by a Participant (except as provided in Section 5.2).

                (d) Materially increase the maximum number of shares of Common Stock available for payment under the Plan (except as provided in Section 5.2).

                (e) Modify the Performance Measure and the method of determining Performance Share Units earned pursuant to Section 8.1, except as may be permitted by Section 162(m).

          12.2  Performance Share Units Previously Granted.

          No termination, amendment or modification of the Plan shall in any manner adversely affect any outstanding Performance Share Units or Restricted Stock Units under the Plan, without the written consent of the Participant holding such Performance Share Units or Restricted Stock Units.


                        Article 13.  Miscellaneous Provisions

          13.1  Costs of the Plan.

          The costs of the Plan awards shall be paid directly by the Subsidiary that pays each Participant's base salary during the Performance Period. Although not prohibited from doing so, the Subsidiary is not required in any way to segregate assets in any manner or to specifically fund the benefits provided under the Plan.

          13.2  Relationship to Other Benefits.

          No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, group insurance, or other benefit plan of the Company and/or its Subsidiaries.

          13.3  Governing Law.

          To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.


                          Article 14.  Rule 16b-3 Compliance

          The Company intends that the Plan meet the requirements of Rule 16b-3. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company's intent as stated in this Article 14.

          In the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision shall be deemed to be incorporated by reference into the Plan as it relates to eligible Participants subject to Section 16 of the Securities Exchange Act of 1934, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.